Exhibit 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA 600 PEACHTREE STREET ATLANTA, GEORGIA 30308 TEL 404 • 888 • 4000 FAX 404 • 888 • 4190

May 13, 2013

Board of Directors

Ellington Financial LLC

53 Forest Avenue

Greenwich, Connecticut 06870

Issuance of up to 5,750,000 Common Shares Representing

Limited Liability Company Interests

Ladies and Gentlemen:

We have served as special counsel to Ellington Financial LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of up to 5,750,000 common shares (the “Shares”) representing limited liability company interests of the Company, no par value (including up to 750,000 shares subject to the underwriters’ option to purchase additional shares), pursuant to an underwriting agreement, dated May 8, 2013 (the “Underwriting Agreement”), by and among the Company, Ellington Financial Management LLC and the several underwriters named in Schedule A to the Underwriting Agreement, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-177754), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 4, 2011, as amended by Post-Effective Amendment No. 1 on April 19, 2013 and declared effective by the Commission on May 3, 2013 (the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1. The Registration Statement.

2. The preliminary prospectus supplement, dated May 8, 2013, in the form filed with the Commission on May 8, 2013, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated May 3, 2013.

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Board of Directors

May 13, 2013

3. The final prospectus supplement, dated May 8, 2013, as filed with the Commission on May 10, 2013 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated November 15, 2011 (collectively, the “Prospectus”).

4. The Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware on May 7, 2013 and as certified by the Secretary of the Company on the date hereof.

5. The Second Amended and Restated Operating Agreement of the Company, dated as of July 1, 2009, as amended, as certified by the Secretary of the Company on the date hereof.

6. Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) at meetings held on November 1, 2011 and May 8, 2013, with respect to, among other things, the issuance, sale and due authorization of the Shares and the formation of a pricing committee of the Board of Directors (the “Pricing Committee”) in connection therewith (the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on May 8, 2013, with respect to the pricing of the issuance of the Shares (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company on the date hereof.

7. The certificate of the Secretary of State of the State of Delaware as to the due formation, existence and good standing of the Company dated the date hereof (the “Delaware Certificate”).

8. An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon a certificate of the Secretary of the Company and upon certificates of public officials.

Board of Directors

May 13, 2013

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a limited liability company duly formed and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware. The Company has the corporate power and authority to issue the Shares.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued and, under the Delaware Limited Liability Company Act (the “DLLCA”), the purchasers of the Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares, except for their obligation pursuant to Section 18-607 or 18-804 of the DLLCA to repay any funds wrongfully distributed to them.

The opinion with respect to the formation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate.

We do not express an opinion on any laws other than the DLLCA.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP